EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT
FOR THE ATWOOD AURORA

FOR IMMEDIATE RELEASE

HOUSTON, July 9, 2012 -- /PRNewswire/ ATWOOD OCEANICS, INC., announced today that one of its subsidiaries has been awarded a drilling services contract by GLENCORE EXPLORATION CAMEROON LTD for the jack-up rig Atwood Aurora.  The contract for three wells with a minimum total duration of 200 days will be performed in Cameroon at a dayrate of approximately $155,000.  Contract commencement is expected in February 2013 in direct continuation of the two well contract with Bowleven PLC.   With the award of this contract, the firm contractual commitment for the Atwood Aurora is expected to extend to August 2013.

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 11 mobile offshore drilling units operating in the United States Gulf of Mexico, South America, the Mediterranean Sea, West Africa, southeast Asia and Australia, and is constructing two ultra-deepwater drillships and three high-specification jackups for deliveries in 2012, 2013 and 2014. The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements
Statements contained in this press release with respect to the future, including the expected contract commencement and length of the firm contractual commitment, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancellation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website as www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.